Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 24th day of February, 2005, by and between SSA Global Technologies, Inc., a Delaware corporation (hereinafter the “Company”), and Ross Garrity (hereinafter the “Employee”).

WHEREAS, the Company desires that the Employee provide services for the benefit of the Company (including, to the extent required, all subsidiary and related companies of the Company; hereinafter collectively the “Affiliates”) and the Employee desires to accept such employment with the Company; and

WHEREAS, in the course of employment with the Company, the Employee will have access to certain confidential information that relates to or will relate to the business of the Company and its Affiliates, and the Company desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the above premises and the following terms and mutual covenants, the parties agree as follows:

1.      EMPLOYMENT.  The Employee shall serve as Executive Vice President, Operations.  The Employee hereby accepts such employment and position on the terms contained herein.

2.      DUTIES AND EMPLOYEE LOYALTY.  The Employee shall work for the Company in a full-time capacity and shall have the duties, responsibilities, powers and authority customarily associated with the position of Executive Vice President Operations, which duties shall include, but not be limited to, responsibility for corporate and field related activities associated with such position, together with such other duties and functions as are assigned from time to time by the Company’s CEO, President and Chairman or his designee.  The Employee shall report to the Company’s CEO, President and Chairman (hereinafter “Employee’s Manager”).  The Employee shall devote his entire business time, attention, energy, knowledge, and skill to the performance of duties for the Company and will use his best efforts to promote the interests of the Company and its Affiliates.

The Employee expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Company.  The foregoing notwithstanding, nothing herein contained shall be deemed to prevent the Employee from investing of not more than five percent (5%) in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange.

3.      TERM OF EMPLOYMENT.  This Agreement shall be entered into commencing as of April 4, 2005 (the “Start Date”) and shall thereafter continue until terminated in accordance with Paragraph 7 of this Agreement (the “Term”).

4.      COMPENSATION.  In full consideration for all services rendered by the Employee to the Company, the Company shall pay to the Employee during his period of employment, in addition to Paragraphs 5 and 6, the following compensation:

(a) Base Salary.  The Employee shall be entitled to an annual base salary of US$375,000 (hereinafter “Base Salary”) commencing as of the Start Date, payable in substantially equal installments in accordance with the customary payroll practices of the Company.

(b) Incentive Bonus.  The Employee shall be entitled to participate in an annual bonus program which shall provide the Employee an opportunity to achieve a targeted annual bonus of up to US$375,000 (“Incentive Bonus”).  The employee will receive a ‘compensation plan’ detailing the components of his Incentive Bonus.  Such bonus plan will be in accordance with the Executive Incentive plan, approved for 2005, by the Compensation Committee of the Board.  Twenty-five percent (25%) of such incentive compensation will relate directly to operating margin improvement in the Employee’s area of responsibility.

The Employee agrees that Incentive Bonus payments are not guaranteed income, and are based upon actual performance and achievement of established objectives on a fiscal year or quarterly basis (in which case the quarterly Incentive Bonus amount will be pro-rated accordingly).  The actual payment of earned Incentive

Bonus payments shall be made by the Company on a periodic basis in accordance with the customary payroll practices of the Company.  Currently, such periodic payments coincide with the Company’s fiscal quarters ending July 31st, October 31st, January 31st, and April 30th.

(c) Adjustments to Base Salary and Annual Incentive Bonus.  The Base Salary and/or Incentive Bonus may be increased and may only be reduced by no more than 33% (it being agreed that the your Base Salary and /or Incentive Bonus will only be reduced by no more than thirty-three percent (33%) either (1) as part of a general decrease in the Base Salary and/or Incentive Bonus of similarly affected employees and as part of a general cost reduction exercise; or (2) if there is a significant change in the Employee’s duties and responsibilities by the Employee’s Manager.  Any such reduction shall be computed separately as to each of the Base Salary and the Incentive Bonus.  The Base Salary for any fiscal year may not be reduced more than 33% of the Base Salary received by Employee in the previous fiscal year and no more than an aggregate of 33% of the original Base Salary throughout the Term of this Agreement.  The reduction, if any, in the available Incentive Bonus shall not be reduced more than 33% of the prior year’s Incentive Bonus received by Employee.  The Employee shall periodically receive a performance review in accordance with the Company’s then existing policies.  For informational purposes only, the Company’s current policy provides for an annual performance review (which may or may not, at the Company’s option, include an increase in the Employee’s Base Salary and/or Incentive Bonus).

(d) Additional Compensation.  The Employee is also eligible to be considered for participation, during the term of his employment, in such other compensation programs as may be available by the Company from time to time (commensurate with the Employee’s position and compensation).  Specifically a sign on bonus of $100,000 will be paid within 30 days of the Start Date.

(e) Grant of Stock Options and Equity Guarantee Payment.  Pursuant to the terms and conditions of the Company’s Equity Incentive Plan, , the Employee shall be granted options to purchase 10,000 shares of the common stock, par value $0.01, of the Company (the “Employee’s Options”), at an exercise price to be determined in accordance with the Company’s aforementioned stock option plan and will vest equally over a 48 month period.

Except as provided in Paragraph 8, if Employee is employed by the Company at the end of the four year period from the Start Date or, if earlier, at the time of a Change in Control (as defined in the Company’s Executive Incentive Plan effective as of July 31, 2003) (the “four year period”), Employee shall be entitled to receive the “Equity Guarantee Payment” under the terms and conditions set forth in this Paragraph 4(e).  The purpose of the Equity Guarantee Payment is to insure that Employee has the ability to receive a minimum $1 million pre-tax gain (net of Employee’s aggregate required investment) in the Company’s common stock available under those Employee’s Option that have vested.  The Equity Guarantee Payment, if any, shall equal the difference between (i) the sum of $1million plus the Employee’s aggregate Option Price under vested Employee’s Options for the Company’s common stock less (ii) the fair market value of the Company’s common stock at the end of the four year period.  Employee shall be entitled to receive the Equity Guarantee Payment 30 days after the end of the four year period if, during the four year period, Employee could not at any time sell Company common stock (had he exercised all his then vested Employee’s Options) for a net gain of at least $1 million over the aggregate vested Option Price.  Any and all transfer restrictions imposed on Employee by contract or by law shall be taken into account.  If at any time during the four year period Company no longer has an obligation to pay the Equity Guarantee Payment because Employee could sell Company common stock for a net gain of at least $1 million, Company shall give Employee written notice within 30 days.  Failure of the Company to provide such written notice shall thereafter obligate Company to make the Equity Guarantee Payment if Employee could not thereafter during the remainder of the four year period sell Company common stock for a net gain of $1 million.  Payment by Company of the Equity Guaranty Payment shall not require Employee to forfeit unexercised Employee’s Options or Company common stock.

(f) Deductions.  The Employee agrees that the Company shall withhold from any and all compensation required to be made to the Employee under this Agreement all federal, state, local, provincial and/or other taxes or payroll deductions which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect or as otherwise withheld pursuant to the consent or agreement of the Employee.

5.      BENEFITS.  During the term of this Agreement, the Employee shall be eligible to participate in any life insurance, disability insurance, medical, dental, or health insurance, vacation, savings, pension and retirement plans and other benefit plans or programs as may be maintained by the Company for the benefit of its employees  (commensurate with the Employee’s position and compensation).  It is agreed that Employee shall be entitled to four (4) weeks vacation annually, excluding Company recognized holidays.

6.      EXPENSES. During the term of this Agreement, the Company shall promptly reimburse the Employee for all reasonable and approved business expenses incurred by him in connection with the performance of his duties to the Company, upon substantiation of such expenses in accordance with the policies of the Company in effect from time to time.

7.      TERMINATION OF EMPLOYEE’S EMPLOYMENT.  Employee’s employment by the Company shall be subject to the following:

(a)  Death.  Employee’s employment shall terminate immediately upon his death.

(b)  Disability.  Employee’s employment shall terminate upon Employee’s “Disability.”  For purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the Employee is unable and has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days, or (ii) 180 days in any one (1) year period.  To the extent the parties disagree as to the existence of a Disability, they shall mutually select a physician to render a binding opinion.  For purposes of this Agreement, the Termination Date for Employee’s Disability shall be at the end of the 90-day period or 180-day period, as the case may be.

(c)  By the Company.  The Company may terminate the Employee’s employment at any time during the Term with or without “Cause” (as defined below), upon written notice by the Company to the Employee. For termination of Employee’s employment by the Company based on “For Cause,” if a cure is possible the Company shall provide Employee with two (2) weeks notice of the events giving rise to a possible “For Cause” termination and provide Employee with the opportunity to cure the “cause.”  A termination “For Cause” shall take effect on the date notice is given, if the “cause” is incurable, or two (2) weeks after notice if given, if the “cause” is curable but remains uncured at that time.  For purposes of this Agreement, “For Cause” means:

(1) the willful and continued failure by Employee substantially to perform his duties and responsibilities;

(2) an intentional and verifiable breach by Employee of a written policy of the Company that has a material detrimental effect on the Company; or

(3) any fraudulent, unlawful, grossly negligent, dishonest or willful misconduct engaged in by Employee;

(4) Employee’s willful refusal to follow a reasonable, achievable and lawful material directive of his Employee’s Manager made within the scope of Employee’s duties hereunder;

(5) the commission by Employee of any felony crime involving moral turpitude or that impairs Employee’s ability to perform Employee’s assigned functions and responsibilities; or

(6) Employee’s improper and material disclosure or use of the Company’s confidential information.

In the event Employee’s employment is terminated For Cause, Employee shall be entitled to no compensation or benefits other than those earned through the effective date of Employee’s termination, including any unpaid Incentive Bonus earned but not yet paid.

(d)  By the Employee.  Employee may terminate employment with the Company at any time, with or without “Good Reason” (as defined below), upon no less than ninety (90) days prior written notice to the Company.  For purposes of this Agreement, “Good Reason” means any of the following conditions:

(i) Any decrease in Employee’s Base Salary greater than thirty-three percent (33%) of Employee’s then most recent base salary; it being agreed that the Employee’s base salary will only be reduced by up to thirty-three percent (33%) as part of a general decrease in the Base Salary of similarly affected employees and as part of a general cost reduction exercise;

(ii) If applicable, any decrease in the amount of total annual base bonus potential (exclusive of any multipliers) awarded to Employee with respect to a fiscal year which decrease is greater then thirty- three percent (33%) of Employee’s then most recent assigned base bonus;  it being agreed that the Employee’s base bonus will only be reduced by up to thirty-three percent (33%) as part of a general decrease in the base salary of similarly affected employees and as part of a general cost reduction exercise.  In addition, it is agreed that: (a) any change by the Company in the underlying determining factor(s) including, but not limited to, the reallocation of percentages assigned to each determining factor used by the Company when calculating any bonus; (b)  any change by the Company in the application of multipliers to the base bonus amount will, not constitute Good Reason; and/or (c) non-payment to Employee of bonus compensation because of Employee’s failure to achieve reasonable performance milestones will not constitute Good Reason; or

(iii) Any successor to the Company (or its business) fails in any acquisition of the Company (or its business), or any other reorganization or Change in Control, (as defined the Company’s Equity Incentive Plan effective as of July 31, 2003) does not agree in writing to assume, in full, all of the obligations of the Company as set forth in this Agreement and any other offer letter, Employment Agreement or other document previously entered into between the Company and the Employee, it being expressly understood that this Agreement shall supersede any conflicting terms set forth elsewhere that relate to termination of employment, severance obligations and any other subject matter set forth herein.

(iv) a significant change in the Employee’s duties and responsibilities under Paragraph 4(c).

In the event Employee voluntarily terminates Employee’s employment for any other reason other than for Good Reason Employee shall be entitled to no compensation or benefits other than those earned through the effective date of Employee’s termination, including any unpaid Incentive Bonus earned but not yet paid.

8.      TERMINATION.  Subject to the payment contingencies below, if the Company terminates Employee’s employment for any reason (other than “For Cause” (as hereinafter defined) death or disability) or Employee terminates employment with Good Reason (as hereinafter defined), upon the effective date of Employee’s termination of employment (“Termination Date”), Employee will be entitled to the following:

(a)   Entitlements.

(i) Payment of any accrued but unpaid Base Salary determined prior to the reduction contemplated by Paragraph 7(d)(i) through the Termination Date and any unpaid Incentive Bonus earned but not yet paid with respect to any prior fiscal quarter; and

(ii)  Continuation of payment of Employee’s Base Salary determined prior to the reduction contemplated by Paragraph 7(d)(i) for 12 months; said payments to be made periodically in accordance with the Company’s local payroll practices;

(iii)  If applicable, continuation for a period of four (4) fiscal quarters (inclusive of the fiscal quarter applicable to Employee’s actual Termination Date) of fifty percent (50%) of Employee’s quarterly

Incentive Bonus (based on 100% achievement and exclusive of any multipliers); said payments to be made on a quarterly basis in accordance with the Company’s local practices;

(iv)  If applicable,  a pro rata portion of Employee’s annual Incentive Bonus (based on 100% achievement and exclusive of any multipliers) for the fiscal year in which such termination occurs, determined by multiplying fifty percent (50%) of Employee’s annual target bonus by a fraction the numerator of which is the number of days in the fiscal year prior to the Termination Date and the denominator of which is 365 (such amount to be paid to Employee at the end of the Company’s then current fiscal year in accordance with the Company’s local practice);

(v)  The Equity Guarantee Payment in accordance with the terms and conditions of Paragraph 4(e) based on the fair market of the common stock at the termination date, but if Employee terminates employment for Good Reason, the Equity Guarantee Payment shall be calculated by substituting for $1 million in paragraph 4(e) an amount equal to the product of $1 million times a fraction, the numerator of which is the number of months or portion of a month Employee is employed by Company and the denominator of which is 48.  The Equity Guarantee Payment shall be paid within 30 days after termination of employment.

With respect to any stock options and/or other forms of equity rights that may be granted to the Employee in accordance with the terms of the Company’s Equity Incentive Plan (including any successor plan), the vesting of such options and rights together with the terms and conditions governing the exercise of such options and rights shall be determined solely in accordance with the terms of such plan(s).

(b)  Termination Due To Death or Disability.  If Employee’s employment is terminated due to death or Disability, Employee (or his estate, if applicable) shall receive Base Salary accrued through the Termination Date, plus four (4) additional months of Base Salary, payable when such payments would otherwise have been made, and all medical and dental benefits accrued to the Termination Date that are not forfeited under the terms of their respective plans.  Employee (or his estate, if applicable) shall also be entitled to immediate vesting of all outstanding unvested options.

(c)  Payment Contingencies. Payment of any amounts to Employee hereunder is contingent upon  (except in cases of death): (i) Employee first entering into an agreement that releases the Company, its subsidiaries, officers, directors and employees from actions, suits, claims, proceedings and demands related to Employee’s period of employment and/or Employee’s termination of employment; (ii) the Company being permitted to offset any salary paid to Employee during any notice period as provided for herein (or as otherwise agreed upon by the Company in writing or, if applicable, as may be required pursuant to any local law, regulation or statute) if Employee performs no services during such notice period; (iii) Employee returning, in good condition, all property belonging to the Company; and (iv) Employee remaining in compliance with his obligations of confidentiality including, without limitation, Employee’s adherence to any restrictions placed upon Employee’s subsequent employment opportunities pursuant to separate agreement with the Company.   In addition, Employee agrees that to the extent permitted by the local laws, the notice period(s) and severance payment obligations, as set forth in this Agreement shall be in lieu of any other obligations, statutory or otherwise, relating to Employee’s term of employment, notice obligations and/or termination of employment.

9.      CONFIDENTIALITY AND COMPETITIVE ACTIVITY.  The Employee’s confidentiality and competitive activity obligations and limitations shall be determined in accordance with the following:

(a)  Confidentiality.

(1)  The Employee acknowledges that during the Term he will acquire Confidential Information (as defined below) and public disclosure of such Confidential Information could have an adverse effect on the Company.  Accordingly, the Employee agrees that he will not, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any unauthorized person and will not use or permit any unauthorized person to disclose, reveal, divulge, publish or otherwise make known to any unauthorized person or use any Confidential Information for any reason or purpose whatsoever, except in the performance of his duties for the Company and as required by applicable law, and will not make use of any

Confidential Information for such unauthorized person’s own purposes or for the benefit of any other person.

(2)  The Employee agrees that he will not remove from the premises of the Company (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code related to the Company or the Company’s business, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”).  The Employee recognizes that all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company.  Upon termination of the Employee’s employment under this Agreement, or upon the request of the Company during the Term, the Employee agrees that he will return to the Company all of the Proprietary Items in the Employee’s possession or subject to his control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(3)  “Confidential Information” means all information, data, documents, reports, agreements, interpretations, forecasts and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the Company, including, without limitation (i) financial information, books and records, cost information, bidding information and strategies and contracts and agreements, (ii) marketing plans and strategies, customer contracts and agreements and information relating to past, current and prospective customers, suppliers, business contacts and clients, (iii) operating procedures, techniques, systems, processes and methods, all proprietary rights, trade secrets and other intellectual property, product and service information, including research and development and proposed products and services, (iv) employee records and information, and (v) other commercial “know-how” and information not available to the public generally; provided, however, that “Confidential Information” does not include information which (a) is in the public domain at the time it is received by the receiving party, (b) which becomes public through no fault of the disclosing party or any other person, (c) is independently developed by the receiving party without reference to the Confidential Information, and (d) know-how, methodologies, ideas, inventions, concepts and techniques conceived, developed or reduced to practice by the Employee prior to or independent of the Employee’s employment with the Company.

(b)  Competitive Activity.

(1)  During the Employee’s employment hereunder and, unless the Employee’s employment is terminated (a) by the Company without Cause, or (b) by the Employee for Good Reason, for twelve (12) months thereafter the Employee will not, directly or indirectly, without the consent of the Company:

(i)  engage or assist any person in engaging in, individually, or as an officer, director, employee, agent, consultant, owner, partner, manager, member, principal, or in any other capacity, or render any services to, a system solutions provider, developer of enterprise resource planning software or any other entity or person who is engaged, directly or indirectly, in the promotion of software and/or related services which are deemed by the Company to be directly competitive with software and/or related service offerings available from the Company including, but not limited to, the development, production, distribution, sale, licensing, or marketing of software products (and/or the provision of related services) similar to those produced and sold by the Company designed to run on computer platforms supported by the Company including, without limitation, IBM iSeries, HP 9000 computer (including any successor computer platforms); or in an NT operating environment (Competitive Business”); provided, however, that the ownership by the Executive of not more than five percent (5%) in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, that engages in a Competitive Business shall not be deemed to be a breach of this subparagraph;

(ii)  in any manner solicit, induce or attempt to induce, or assist others to solicit, induce or attempt to induce, any customer, supplier, contractor, customer or prospect then associated with the Company at such time or, in the case of any customer, in the prior year, to terminate or materially and adversely alter its, his or her association with the Company, or in any other manner interfere with any agreement or contract between the Company and any such person;

(iii)  solicit, or attempt to solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment or induce or attempt to induce any employee of the Company to breach his or her employment or consulting agreement with the Company;

(2)  The Employee acknowledges that (i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, (ii) the Company’s business is international in scope and its products are marketed worldwide, and (iii) the Company competes with other businesses that are or could be located in any part of the world.

(c)  Enforcement.  If, at the time of enforcement of this Paragraph 9, a court should hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances will be substituted for the stated duration or scope.  Whenever possible, each provision of this Paragraph 9 will be interpreted in such manner as to be effective and valid under applicable law.

10.    ADDITIONAL PROVISIONS.  The Company and the Employee further agree as follows:

(a)  Assignment.  The Employee acknowledges that the services to be rendered by him are unique and personal.  Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

(b)  Notices.  All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States mails, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address set forth next to the party’s signature or such other address as the party may designate.

(c)  Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof.  If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

(d)  Indemnification.  The Company agrees to indemnify and hold harmless the Employee from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, reasonable legal or any other expenses as they are incurred by the Employee in connection with the preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability ) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which the Employee may become subject or liable or which may be incurred by or assessed against the Employee under any statute, common law, contract or otherwise, relating to or arising out of this Agreement or the services performed pursuant to this Agreement; provided, however, that the Company shall not be liable to the Employee in any such case solely to the extent that any such Indemnified Claim is found by a court of competent jurisdiction, to have resulted solely and exclusively and as a direct and proximate cause from said Employee’s willful misconduct or gross negligence in the performance of his duties.  Promptly after receipt by the Employee of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, the Employee shall notify the Company in writing of the commencement thereof (including the employment of counsel satisfactory to the Employee and the payment of the reasonable fees and expenses of such counsel).  The indemnity and expense reimbursement agreements and obligations set forth herein shall be in addition to any other rights, remedies or indemnification which the Employee may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Employee.

(e)  Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

(f)  Headings.  The paragraph and subparagraph headings used in this Agreement are for convenience only and shall not be deemed to be considered a construction of the provisions hereof.

(g)  Immigration and Reform Control Act of 1986.  This Agreement is contingent upon submission by the Employee of the appropriate documentation, if any, as may be required for verification in compliance with the Immigration and Reform Control Act of 1986, as amended.

(h)  Satisfactory references.  This Agreement is contingent upon satisfactory references being gained from the Employee’s prior employers and other background checking.  For confidentiality reasons, the Company agrees not to contact Employee’s current employer without Employee’s prior consent.

(i)  Governing Law.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, HAS HAD TIME TO REFLECT ON AND CONSIDER THE BENEFITS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT, AND HAS HAD THE OPPORTUNITY TO REVIEW THE TERMS HEREOF WITH AN ATTORNEY OR OTHER REPRESENTATIVE, IF HE SO CHOOSES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written at the introductory paragraph to this Agreement.

EMPLOYEE:

By:	/s/ Ross D. Garrity	Address: 4464 Andrews Blvd., Irving, Texas 75038

Typed or Printed Name: Ross D. Garrity

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk J. Isaacson	Address: 500 West Madison Street, Chicago, Illinois 60661

Typed or Printed Name: Kirk J. Isaacson, Executive Vice President & General Counsel